Amendment of By-Laws


                CONSOLIDATED EDISON COMPANY OF NEW YORK, INC.

                                BOARD OF TRUSTEES

                                FEBRUARY 17, 2000



            The Chairman of the Board stated that the next item of business was a recommendation to amend the By-Laws of the Company. The purpose for which the amendment is proposed is as follows:

            Effective February 17, 2000, to increase from eleven to twelve the number of Trustees eligible to serve on the Board. This action is recommended because Dr. George Campbell, Jr. has accepted the invitation of the Board of Trustees to become a member, commencing with the February 17, 2000 Board meeting.

            After discussion, on motion, duly seconded and carried, it was unanimously

            RESOLVED,  That,  effective February 17, 2000, the first sentence of
Section 8 of the By-Laws be and the same hereby is amended to read as follows:

            "Section 8. The affairs of the Company shall be managed under the direction of a Board consisting of twelve Trustees, who shall be elected annually by the stockholders by ballot and shall hold office until their successors are elected and qualified."